OFFER TO PURCHASE FOR CASH 550,000
SHARES OF COMMON STOCK
OF COLE CREDIT PROPERTY TRUST, INC.
AT
$3.50 PER SHARE
by: CMG ACQUISITION CO., LLC AND CMG PARTNERS, LLC
 (collectively the “Purchasers”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON DECEMBER 31, 2009, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 550,000 Shares of common stock (the “Shares”) in COLE CREDIT PROPERTY TRUST, INC. (the “REIT”).  The Purchasers are not affiliated with the REIT or its management. The Purchasers hereby offer to purchase 550,000 Shares at a purchase price equal to $3.50 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Agreement of Assignment and Transfer, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The Offer expires December 31, 2009, or on such other date to which this offer may be extended (the “Expiration Date”).  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Agreement of Assignment and Transfer, be assigned by tendering Shareholders to the Purchasers.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after the Offer Date.

The REIT had 1,466 holders of record owning an aggregate of 10,090,951 shares as of November 12, 2009, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Quarterly Report on Form 10-Q for period ending September 30, 2009.  The Purchasers and their affiliates currently beneficially own 2,000 Shares, or 0.02% of the outstanding Shares.  The 550,000 Shares subject to the Offer constitute 5.45% of the outstanding Shares.  Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchasers of up to $1,925,000 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital and binding capital commitments from their members.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•
Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the REIT from property operations or dispositions, and the purchase price per Share payable to a tendering Shareholder by the Purchasers may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the REIT.

•
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.  In establishing the purchase price of $3.50 per Share, the Purchasers are motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchasers’ objectives.  There is no public market for the Shares, and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the REIT could have an estimated liquidation value of approximately $5.78 per Share.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Shares or the REIT’s properties, and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future REIT dividends, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•
The Depositary, CMG Partners, LLC, is one of the Purchasers.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchasers’ funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchasers for payment.  Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in Washington, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•
The Offer allows Shareholders the option to sell 'All or None' of their Shares, thereby allowing Shareholders the option to avoid proration if more than 550,000 Shares are tendered. See Section 2—Acceptance for Payment and Payment for Shares; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Shares tendered by a Shareholder if a total of more than 550,000 Shares are tendered and the Shareholder does not select the 'All or None' option.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  IF MORE THAN 550,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 550,000 SHARES FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE 'ALL OR NONE' OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the expiration date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Agreement of Assignment and Transfer and mail, deliver or telecopy the Agreement of Assignment and Transfer and any other required documents to CMG Partners, LLC (the “Depositary”), one of the Purchasers, at the address or facsimile number set forth below.

CMG Acquisition Co., LLC
CMG Partners, LLC
1000 2nd Ave, Ste 3950
Seattle WA 98104-1075

Questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Assignment and Transfer may be directed to the Purchasers at 206-340-2280.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The REIT is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchasers are offering to purchase up to 550,000 Shares for $3.50 per Share in cash. The following are some of the questions that you, as a Shareholder of the REIT, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Agreement of Assignment and Transfer.

WHO IS OFFERING TO BUY MY SECURITIES?
The offer to purchase your Shares is being made jointly by CMG Acquisition Co., LLC and CMG Partners, LLC. Each of the Purchasers is a real estate investment fund. Mark Swenson is the manager of the Purchasers.  None of the Purchasers is affiliated with the REIT or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?	We are seeking to purchase up to 550,000 Shares of common stock, which are the “Shares” issued to investors in the REIT.
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
We are offering to pay $3.50 per Share, net to you in cash.  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Agreement of Assignment and Transfer, be assigned by tendering Shareholders to the Purchasers.  If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?
If the total amount of Shares sought is purchased, the Purchasers’ capital commitment will be approximately $1,925,000.  The Purchasers have an aggregate of approximately $20 million in total assets and binding capital commitments at their disposal to fund payment to selling Shareholders.  The Purchasers currently have sufficient funded capital and binding capital commitments from their members to fund all of their commitments under this Offer.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?
Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the REIT, other information concerning the Purchasers’ financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?	You will have at least until 11:59 p.m., Pacific Time, on December 31, 2009, to decide whether to tender your Shares in the Offer.
WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASERS?
The Purchasers desire to purchase up to 550,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 550,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 550,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 550,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Agreement of Assignment and Transfer.  If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4.  Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?	The Offer can be extended in our discretion.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire.  You can call us to see if it has been extended, check for press releases, or check the SEC’s EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer.  However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase.  Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the REIT or its business.  Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.  Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in Washington, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?	Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you within 3 business days of the transfer of the Shares to us by the REIT’s transfer agent.
HOW DO I TENDER MY SHARES?
To tender your Shares, you must deliver a completed Agreement of Assignment and Transfer to the Depositary at: CMG Partners, LLC, 1000 2nd Ave, Ste 3950, Seattle WA 98104 (Telephone: 206-340-2280; Facsimile Transmission: 206-340-2281), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by January 16, 2010, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?	To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.
WHAT DOES THE REIT THINK OF THE OFFER?	The Purchasers have not sought the approval or disapproval of the REIT. The REIT may be expected to respond with the REIT’s position on the offer in the next two weeks.
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?	The Purchasers do not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer.
WHAT ARE THE PURCHASERS’ FUTURE INTENTIONS CONCERNING THE REIT?
The Purchasers have no present intention to seek control of the REIT or to change the management or operations of the REIT.  The Purchasers do not have any present intention to take action in connection with the liquidation of the REIT or with any extraordinary transaction concerning the REIT or its assets.  Although the Purchasers do not have any present intention to take any action with respect to management or control of the REIT, the Purchasers reserve the right, at an appropriate time, to exercise their rights as shareholders to vote on matters subject to a shareholder vote, including any vote affecting the sale of the REIT’s assets and the liquidation and dissolution of the REIT. Thus, if the Purchasers purchase a significant number of the outstanding Shares of the REIT (pursuant to this and any other tender offers and other purchases), they may be in a position to control the REIT by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

WHAT IS THE MARKET VALUE OF MY SHARES?
The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares. According to the REIT, “There is no established trading market for our common stock.” (Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Quarterly Report on Form 10-Q for period ending September 30, 2009).  The Purchasers have reviewed independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum, which reported no recent trading prices on secondary markets.  The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.  Moreover, because of the historically low sales volume in the secondary market for the Shares, recent trading prices such as the ones referenced above may not be a reliable or accurate indication of the Shares’ current market value.  The Purchasers are unaware of any other recent trading prices. Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the REIT could have an estimated liquidation value of approximately $5.78 per Share.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Shares or the REIT’s properties, and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future REIT dividends, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?	You can call CMG at 206-340-2280.

WHY YOU SHOULD ACCEPT THIS OFFER

1.	THIS IS AN ALL CASH OFFER. The Offer will provide Shareholders with the opportunity to receive cash proceeds for their Shares and pay no brokerage fees or other transaction costs of any kind.

2.	YOU CAN SELL ALL OR PART OF YOUR SHARES. The Offer permits Shareholders to sell all or a portion of their Shares.

3.
THE SHARE REDEMPTION PROGRAM IS SUSPENDED.  Shareholders who wish to generate liquidity through the REIT’s internal share redemption program (“SRP”) have not been able to do so, because it is currently closed.  Given the inadequate funds necessary to meet investor demand for liquidity and given that the program can be suspended or terminated at any time by management, it will remain difficult for Shareholders to sell their shares promptly or at all, particularly in today’s capital constrained market environment.  The REIT recently made the following statement about the share redemption program:  “The Company will determine at the beginning of each fiscal year the maximum amount of shares that it may redeem during that year. The Company may use up to 1.0% of its annual cash flow to meet these redemption needs, including cash proceeds generated from new offerings, operating cash flow not intended for dividends, borrowings, and capital transactions such as asset sales or refinancings. On December 15, 2008, the Company’s board determined that no amounts were to be made available for redemption during the year ending December 31, 2009. The shares the Company redeems under its share redemption program will be canceled and return to the status of authorized but unissued shares…As of June 30, 2009, the Company had redeemed 7,300 shares at an average of $9.35 per share under the share redemption program.”

4.
A LIQUIDATION EVENT FOR SHAREHOLDERS IS UNCERTAIN.  An investor's desire for liquidity may not always correspond with the holding period of the underlying investment.  The REIT was formed over 5 years ago, but the Company stated that it “does not intend to list its shares at this time.” (Quarterly Report on Form 10-Q for the period ending September 30, 2009).  The REIT’s charter requires that if it does not list its Shares before February 1, 2016, it must seek approval of Shareholders holding a majority of the REIT’s outstanding Shares to extend this period or liquidate the REIT.

5.
THE REIT'S SHARES ARE DIFFICULT TO SELL.  Shareholders may wish to divest themselves of a highly illiquid investment. The REIT’s Shares are not currently traded on a national exchange and there is no established market available for buying and selling the REIT’s Shares.  Rather, Shareholders have limited means of selling Shares through a thinly traded secondary market.  Historically, there has been low sales volume in the secondary market for the REIT’s Shares reflecting a lack of prospective buyers.  Moreover, sales on the secondary market incur high transaction related costs which can reduce the trading price by 5%-13%.

6.	SHAREHOLDERS MAY WISH TO TRANSFER THE FOLLOWING RISKS TO A NEW INVESTOR:

a.
Upcoming Debt Maturities.  There is a continued risk to the performance of the REIT and the Shares from upcoming debt maturities.  Approximately $42 million in debt maturities are due during 2010, representing 35% of the REIT’s current debt level.

b.
Falling Property Values.  There is a continued risk to the performance of the REIT and the Shares from the persistent decline in asset value in the midst of weaker real estate fundamentals, a stalled lending environment, and reduced investment sales activity in the U.S.

c.	Continued Recession. There is a continued risk to the performance of the REIT and the Shares from the general economic downturn in the U.S. and global economy.

7.
SHAREHOLDERS MAY WISH TO TRANSFER THEIR FRACTIONAL, NON-CONTROLLING INTERESTS TO A NEW INVESTOR THAT SPECIALIZES IN LONG-TERM ILLIQUID REAL ESTATE INVESTMENTS.  The Purchasers are real estate investment funds that provides liquidity to investors holding illiquid or thinly traded units or interests in all types of real estate investment vehicles.  Historically, the Purchasers have been a passive investor or the manager of passive investments in which the Purchasers or its affiliates and investors are satisfied to remain a long-term investors.

HOW TO ACCEPT THIS OFFER

Step 1.	Read and review the accompanying documents carefully, for they contain important information regarding the Offer, the REIT, and the Purchaser.

Step 2.
Complete the enclosed ‘Agreement of Assignment and Transfer’. If not otherwise indicated, please note the number of Shares you wish to sell in the signature area of the Agreement of Assignment and Transfer and have it Medallion Signature Guaranteed (this can be done by your broker or bank). A medallion signature guarantee is a certification that protects you from forgery and prevents the unauthorized transfer of securities certificates.

Step 3.	Send the completed ‘Agreement of Assignment and Transfer’ Form to CMG Partners, LLC (the “Depositary”) in the enclosed pre-addressed envelope.

To the Shareholders of COLE CREDIT PROPERTY TRUST, INC.:

INTRODUCTION

The Purchasers hereby offer to purchase 550,000 Shares at a purchase price of $3.50 per Share (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.  Shareholders who tender their Shares will not be obligated to pay any REIT transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares.  The Purchasers will pay all such costs and all charges and expenses of the Depositary, one of the Purchasers, as depositary in connection with the Offer.

For further information concerning the Purchasers, see Section 11 below and Schedule I.  None of the Purchasers or the Depositary is affiliated with the REIT or the REIT’s management.  The address of the REIT’s principal executive offices is 2555 East Camelback Road, Suite 400, Phoenix, Arizona, 85016, and its phone number is (602) 778-8700.

Establishment of the Offer Price

The Purchasers have set the Offer Price at $3.50 per Share.  In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a formalized market for resale of the Shares and the resulting lack of liquidity of an investment in the REIT; (ii) the estimated value of the REIT’s real estate assets; and (iii) the costs to the Purchasers associated with acquiring the Shares.

The REIT made the following statements in its Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Quarterly Report on Form 10-Q for period ending September 30, 2009: “There is no established trading market for our common stock.” The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares.  As a result of such limited alternatives for Shareholders, the Purchasers may not need to offer as high a price for the Shares as they would otherwise.  On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Shares upon consummation of the purchase.  The Purchasers’ review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum, reported no recent trading prices on secondary markets.  The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. The Purchasers are unaware of any other recent trading prices.

The REIT previously had a Share Redemption Program in place that redeemed 7,300 Shares at $9.35 per Share, but that program had been fully utilized as of December 15, 2008 (see Quarterly Report on Form 10-Q for the fiscal period ending September 30, 2009). It should be noted that the Purchasers have not made an independent appraisal of the Shares or the REIT’s properties and are not qualified to appraise real estate.  Furthermore, there can be no assurance that the REIT’s estimate accurately reflects an approximate value of the Shares or that the actual amounts that may be realized by Shareholders for the may not vary substantially from this estimate.

The Purchasers are offering to purchase Shares which are an illiquid investment and are not offering to purchase the REIT’s underlying assets.  If it has not listed the Shares by February 1, 2016, the REIT’s articles require it to either get shareholder approval to extend the deadline or approval to liquidate the company. Accordingly, the underlying asset value of the REIT is only one factor used by the Purchasers in arriving at the Offer Price.  However, in the absence of significant trading price information, the Purchasers’ estimate of the net asset value of the REIT may be relevant to Shareholders’ review of the Offer Price. Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the REIT could have an “Estimated Net Sales Value” of approximately $5.78 per Share.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Shares or the REIT’s properties, and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future REIT dividends, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

The Purchaser arrived at the $5.78 estimate of value using methods similar to those used by independent appraisers.  The valuation methodology employed was the direct capitalization analysis using a capitalization rate that the Purchasers believe considers the impact of the recession on real estate market fundamentals and the uncertainty in commercial real estate values.  The Estimated Net Sales Value was determined by first determining the net operating income (“NOI”) for the REIT’s properties.  The NOI was calculated by subtracting from rental income the property operating expenses and annualizing the number.  This NOI was then divided by an 8.5% capitalization rate (the “Cap Rate”).  The result reduced by 2% to take into account the estimated closing costs which would be incurred upon sale by the REIT of the properties, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes.  The NOI and the rental income were obtained from the REIT’s Form 10-Q for the quarter ended September 30, 2009 (available on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and available for inspection at the Commission’s principal office in Washington, D.C.).

The Purchasers believe that the Cap Rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age, and quality.  The utilization of different capitalization rates, however, could also be appropriate.  In this regard, Shareholders should be aware that the use of lower capitalization rate would result in a higher Estimated Net Sales Value.  To determine the Estimated Liquidation Value of the REIT’s assets, the Purchaser added to the Estimated Net Sales Value of the REIT’s properties the net current assets, as reported in the REIT’s most recent Form 10-Q for the period ended September 30, 2009, and calculated the amount of the balance allocable to the Shares.  The resulting Estimated Liquidation Value of the REIT’s assets was approximately $5.78 per Share.  The Purchasers emphasize that this value was calculated by them solely for purposes of selecting an Offer Price.  There can be no assurance as to the actual liquidation value of REIT assets or as to the amount or timing of distributions of liquidation proceeds which may be received by Shareholders.  The REIT has not announced any pending offer to purchase its assets.  Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds.  Details on our analysis of the Estimated Valuation per Share based upon this information is given below:

Gross valuation of REIT’s properties	$178,212,000
Less: Debt	($118,727,000)
Less: Selling Costs at 2%	($3,564,000)
Plus: Net Current Assets	$2,439,000
Estimated net valuation of your REIT	$58,360,000
Total number of shares	10,090,951
Estimated valuation per share	$5.78

The Offer Price represents the price at which the Purchaser is willing to purchase Shares.  The Purchaser arrived at the $3.50 Offer Price by applying an approximate 43% liquidity discount to the Estimated Net Asset Value of the REIT’s assets.  The Purchaser used a 43% discount because such a discount would meet the return targets based on the estimated time frame to potentially reach the Estimated Net Asset Value but nevertheless result in a significant number of shareholders choosing to sell.  The Purchaser applies such a discount with the intention of making a profit by holding on to the Shares until the REIT is liquidated, sold, or listed on a national securities exchange, at a per-share price that is hopefully close to the full Estimated Net Asset Value.  No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness.  Other measures of the value of the Shares may be relevant to Shareholders.  Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 550,000 Shares pursuant to this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the REIT’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the REIT or its management, has been derived from information provided in reports filed by the REIT with the Securities and Exchange Commission.

Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchasers pursuant to the Offer.  The Purchasers will pay all charges and expenses incurred in connection with the Offer.  The Purchasers desire to purchase up to 550,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 550,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 550,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 550,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.  However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Agreement of Assignment and Transfer.  If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4.  Withdrawal Rights.

If, prior to the Expiration Date, the Purchasers increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.  Shareholders are urged to read this Offer to Purchase and the accompanying Agreement of Assignment and Transfer carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1.  Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term “Expiration Date” shall mean 11:59 p.m., Pacific Time, on December 31, 2009, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Shares upon the earlier of receipt of your share certificates or confirmation from the REIT that you own the Shares, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Shares following expiration.

The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Shares as offered herein.

Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in Washington, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.  However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon the earlier of receipt of your share certificates or confirmation from the REIT that you own the Shares.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Agreement of Assignment and Transfer (or facsimile thereof) and any other documents required by the Agreement of Assignment and Transfer.

The Purchasers desire to purchase up to 550,000 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 550,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 550,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 550,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date.  The Purchasers will not pay for any Shares tendered until after the final proration factor has been determined.

Shareholders may indicate, by checking a box on the Agreement of Assignment and Transfer (the 'All or None' Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. See Section 4—Withdrawal Rights. If more than 550,000 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers’ acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.  If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Agreement of Assignment and Transfer with respect to such Shares not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers’ rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender.  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Agreement of Assignment and Transfer must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Pacific Time, on December 31, 2009, or such date to which the Offer may be extended.  The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder’s correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding.  Each tendering Shareholder must insert in the Agreement of Assignment and Transfer the Shareholder’s taxpayer identification number or social security number in the space provided on the front of the Agreement of Assignment and Transfer.  The Agreement of Assignment and Transfer also includes the certifications referred to above.  (See the Instructions to the Agreement of Assignment and Transfer.)

Other Requirements.  By executing a Agreement of Assignment and Transfer as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchasers as such Shareholder’s proxies, in the manner set forth in the Agreement of Assignment and Transfer, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchasers.  Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment.  Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchasers will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise.  In addition, by executing a Agreement of Assignment and Transfer, a Shareholder also assigns to the Purchasers all of the Shareholder’s rights to receive dividends from the REIT with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchasers’ counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchasers’ interpretation of the terms and conditions of the Offer (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding.  Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after January 16, 2010.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Agreement of Assignment and Transfer.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer in the same manner as the Agreement of Assignment and Transfer was signed.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchasers are unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchasers’ rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.  Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic Withdrawal Option. Shareholders may indicate, by checking a box on the Agreement of Assignment and Transfer (the 'All or None Box'), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 550,000 Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from Shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur.  Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Agreement of Assignment and Transfer with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act.  Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchasers may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchasers will not provide a subsequent offering period following the Expiration Date.

If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Shares) are delayed in their payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers’ rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchasers, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchasers to delay payment for Shares that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchasers may delay payment until they receive the earlier of your share certificates or confirmation from the REIT that you own the Shares.

If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements.  EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss.  A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold.  If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments.  The tax basis in the Shares of a Shareholder will depend upon individual circumstances.  Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale.

A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchasers do not believe the provisions of the REIT’s Articles of Incorporation should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market.  If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders.  Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop.  Therefore, the Purchasers do not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchasers.  If the Purchasers acquired a significant number of the Shares, it could give the Purchasers a controlling voting interest in matters subject to a shareholder vote, but the Purchasers are only offering to purchase 5.45% of the outstanding Shares. The REIT holds annual meetings to elect directors and conduct other business.  Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the REIT, such as the sale of the properties and dissolution of the REIT.  A Shareholder who tenders Shares to the Purchasers grants a proxy to the Purchasers as of the date of acceptance of the tender, granting the Purchasers the right to vote such Shares in their sole discretion as to any matters for which the REIT has established a record date prior to the time such Shares are transferred by the REIT to the Purchasers.  The Purchasers reserve the right to exercise any and all rights they might hold in the event that any vote is called by the REIT, or if, in the future, changes in circumstances would dictate that they or other shareholders exercise their right to vote.  Thus, if the Purchasers purchase a significant number of the outstanding Shares of the REIT (pursuant to this and any other tender offers and other purchases), they may be in a position to control the REIT by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 8.  Future Plans.  Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Shares.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer.  The Purchasers are seeking to purchase a total of 550,000 Shares.  If the Purchasers acquire fewer than 550,000 Shares pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the REIT’s circumstances change, at a lower price.  Alternatively, the Purchasers may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 550,000 Shares in this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the REIT’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

           The Purchasers are acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the REIT or to change the management or operations of the REIT.  The Purchasers do not have any present intention to take any action in connection with the liquidation of the REIT.  The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as shareholders to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affecting the sale of the REIT’s properties and the liquidation and dissolution of the REIT.  Except as expressly set forth herein, the Purchasers have no present intention to seek control of the REIT, to cause the REIT to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any REIT, to make any change in the dividend policies, indebtedness or capitalization of any REIT or to change the structure, management or operations of the REIT, the listing status of the Shares or the reporting requirements of the REIT.  However, if the Purchasers purchase a significant number of the outstanding Shares of the REIT (pursuant to0 this and any other tender offers and other purchases), they may be in a position to control the REIT by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 9. The Business of the REIT.  For information about the REIT, please refer to the annual report prepared by the REIT which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q,  and any other materials sent to you by the REIT.  These documents contain updated information concerning the REIT, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the REIT is subject to the information and reporting requirements of the Exchange Act and information about the REIT can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest.  The Depositary is one of the Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.  The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchasers.  The Purchasers are CMG Acquisition Co., LLC and CMG Partners, LLC.  For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities.  The principal business address of each of the Purchasers is 1000 2nd Ave, Ste 3950, Seattle WA 98104.

The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital and binding capital commitments from their members necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers.  The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.  CMG Partners, LLC and its affiliates have been in the business of purchasing illiquid real estate securities for over 15 years.  The Purchasers have assets and binding capital commitments that are more than sufficient to fund their collective obligation to purchase Shares in this Offer.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Shares, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the REIT, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the REIT or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the REIT or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. ..

Section 12. Source of Funds.  The Purchasers expect that approximately $1,925,000 would be required to purchase 550,000 Shares, if tendered, and an additional $10,000 may be required to pay related fees and expenses.  The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets and binding capital commitments from their members.  The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose.  Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchasers are unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

The Purchasers shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the REIT’s Shareholders, (iii) requires divestiture by the Purchasers of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the REIT, in the reasonable judgment of the Purchasers;

(b)  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the REIT, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the REIT, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the Shares;

(d)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)  it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition.  However, if we waive a certain condition for one tendering Shareholder, we will waive that condition for all Shareholders tendering Shares.  Any determination by the Purchasers concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchasers pursuant to the Offer.  Should any such approval or other action be required, it is the Purchasers’ present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the REIT’s business, or that certain parts of the REIT’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Shares thereunder.  The Purchasers’ obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements.  The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  The Purchasers are not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchasers may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. CMG Partners, LLC, one of the Purchasers, will act as Depositary in connection with the Offer.  The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in Washington State, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I

THE PURCHASERS AND THEIR PRINCIPAL

The Purchasers are CMG Acquisition Co., LLC and CMG Partners, LLC.  The Purchasers are organized as a limited liability companies in the State of Washington, managed by Mark Swenson.  The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. CMG Partners, LLC may elect to purchase up to 25% of such Shares and CMG Acquisition Co., LLC will purchase all remaining Shares not purchased by CMG Partners, LLC. Other than the foregoing, the Purchasers’ relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Shares among them in such manner and proportions as they may determine in the future.

Mark J. Swenson, Age 48

Mr. Swenson is the owner of CMG Advisors, LLC, a Washington State Registered Investment Advisor.  Mr. Swenson is also the owner of CMG Partners, LLC, CMG Ventures, LLC, CMG Properties, LLC, and CMG Income Fund II, LLC.  The various CMG affiliates are specialty investment companies primarily investing in real estate securities, limited partnerships, REITs and other investments. Prior to his career with CMG, Mr. Swenson was employed for more than 17 years in various positions within the securities industry.  Before starting CMG Advisors, LLC, Mr. Swenson served as an investment broker for A.G. Edwards & Sons in Kirkland, Washington.  From 1989 to 1993, Mr. Swenson served as Vice President and registered principal for Puget Sound Securities, the investment division of Puget Sound Bank.  From 1985 to 1989, Mr. Swenson worked as an investment broker for Dain Bosworth.  Prior to working in the investment industry, Mr. Swenson owned and operated a small business in the automotive industry.  Mr. Swenson is a graduate of the University Of Washington School Of Economics.  Mr. Swenson is also a co-owner of CMG Growth Fund, LLC, and StoneCaptial, LLC, a real estate based lender.